EXHIBIT 16.1

[Wong Lam Leung & Kwok CPA]

February 22, 2013

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Commission File No. 000-29981 (TriStar Wellness Solutions, Inc.)

Ladies and Gentlemen:

We have read Item 4.01 of TriStar Wellness Solutions, Inc.’s Current Report on Form 8-K dated February 22, 2013, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm.

Very truly yours,

Wong Lam Leung & Kwok CPA